EXHIBIT j

                          Independent Auditors' Consent


         We consent to the incorporation by reference in this Post-Effective Amendement No. 27 to the Registration Statement of The Wright Managed Equity Trust (1933 Act File No. 2-78047) on behalf of The Wright Selected Blue Chip Equities Fund, Selected Blue Chip Equities Portfolio, Wright Major Blue Chip Equities Fund, Wright International Blue Chip Equities Fund and International Blue Chip Equities Portfolio, of our report dated February 4, 2000, relating to the Funds referenced above, which report is included in the Annual Report to Shareholders for the year ended December 31, 1999, in the Statement of Additional Information which is part of such Registration Statement.

         We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the caption "Independent Certified Public Accountants" of the Statement of Additional Information.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


Boston, Massachusetts
April 26, 2000